POWER OF ATTORNEY

	The undersigned, a director of The Southern Company, hereby makes, constitutes and appoints Patricia L. Roberts and Melissa K. Caen my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Initial Statement of
Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership
and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4 and 5,
respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of The Southern Company ceases, unless earlier revoked by me by written document delivered to an Assistant Secretary of
The Southern Company.

	Effective the 8th of December, 2008




                                         _________________________________
                                              Veronica M. Hagen